Exhibit 10.21

CONSENT AND WAIVER AGREEMENT

  This Consent and Waiver Agreement (“Agreement”) is made and entered into as of June 4, 2012, by and among DecisionPoint Systems, Inc., a Delaware corporation (the “Company”), Sigma Opportunity Fund II, LLC (“Sigma Opportunity Fund”), Sigma Capital Advisors (“Sigma Advisors”) and Donald W. Rowley.

WHEREAS, the Company and the Sigma Opportunity Fund are parties to an Exchange Agreement dated as of June 30, 2011 (the “Exchange Agreement”) pursuant to which Sigma Opportunity Fund has been issued 1,286,667 shares of the Company’s Series C Preferred Stock;

WHEREAS, in connection with the issuance of its Series C Preferred Stock, the Company filed with the State of Delaware a Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series C Cumulative Convertible Preferred Stock of DecisionPoint Systems, Inc. (the “Certificate of Designations”);

WHEREAS, the Company is entering into a Share Purchase Agreement (“SPA”) by and between 231405 Ontario Inc. (“Purchaser”) and a wholly-owned subsidiary of the Company, Karen Dalicandro (“Karen”), Donald Dalicandro (“Donald”) and 2293406 Ontario Inc., pursuant to which the Purchaser will acquire all  of the issued and outstanding shares of Apex Systems Integrators Inc. (“Apex”);

WHEREAS, the Company, the Sigma Opportunity Fund and Sigma Advisors are parties to the Investor Rights Agreement dated June 30, 2011 (the “Investor Rights Agreement”);

WHEREAS the Company and Sigma Advisors are parties to an Advisory Services Agreement, dated May 18, 2011 (the “Advisory Services Agreement”);

WHEREAS, pursuant to the Agreement between the Company, the Sigma Opportunity Fund and Donald W. Rowley, dated June 30, 2011, Donald W. Rowley has been issued 128,667 shares of the Company’s Series C Preferred Stock (the “June 30, 2011 Agreement”);

NOW, THEREFORE, in exchange for good and valuable consideration the receipt of which has been received, the Company, Sigma Opportunity Fund, Sigma Advisors and Donald W. Rowley agree as follows:

1.
Registration Rights. The Sigma Opportunity Fund and Sigma Advisors hereby agree that notwithstanding anything to the contrary in the Investor Rights Agreement, it will not exercise its demand registration rights provided in Section 2 of the Investor Rights Agreement, dated June 30, 2011 between the Company, the Sigma Opportunity Fund and the Sigma Advisors until the earlier of the date the number of shares of the Company’s Common Stock issuable to the Vendors pursuant to the 2013 EBITDA Additional Earn-Out Amount (as defined in the SPA) have been determined or June 30, 2013.

2.
Payment of Fee.  The Company shall within one business day of the execution of this Agreement pay the Sigma Advisors $400,000.  Sigma Advisors hereby agrees that no further payments are due under the Advisory Services Agreement or any other agreement with respect to the Company’s acquisition of the shares of Apex or the receipt of any financing in connection with the acquisition of the shares of Apex.

3.
Waiver and Consent.  Sigma Opportunity Fund hereby waives the  following provisions of the Exchange Agreement and the Certificate of Designation to the extent set forth below (any terms used in this section but not defined shall have the meaning given to them in the SPA):

Section 4(s) of the Exchange Agreement as it relates to the grant of a security interest to the Vendors, BDC Capital Inc., a wholly-owned subsidiary of the Business Development Bank of Canada, and Royal Bank of Canada;

Section 4(h) of the Exchange Agreement as it relates to the increase in the number of directors constituting the Board of Directors from eight to nine for a period of up to 30 days, after which time the Company will use its best efforts to seek the resignation or removal of one director (other than the director appointed by Sigma Opportunity Fund)

Sections 4(l) and 4(m) of the Exchange Agreement as they related to the payment of up to $7,333,400  in cash to the Vendors under the SPA and/or Convertible Note; and

Section 4(p) of the Exchange Agreement as it relates to the conduct of the business of Apex as it is currently conducted.

In connection with Section 4(f) of the Exchange Agreement and Section 4(c) of the Certificate of Designations, Sigma Opportunity Fund consents to (i)the annual interest rate of the Convertible Note issued by the Company to Purchaser being up to 20%, (ii) the payment of up to $2,333,400 in cash to the Vendors under the Convertible Note, and  (iii) the Bonus Amounts on Net Revenues that may be due to the Vendors on Net Revenues over 2013, 2014 and 2015 up to the maximum aggregate amount of $5,000,000 in cash.

In connection with Section 4(f) of the Exchange Agreement and Section 4 (c) of the Certificate of Designations, Sigma Opportunity Fund consents to (i) the interest rate relating to the loan agreement and loan documents by and between Apex, BDC Capital Inc., a wholly-owned subsidiary of Business Development Bank of Canada and the Company being up to 12.5% and (ii) the interest rate relating to the credit agreement among the Company, Royal Bank of Canada, 2314505 Ontario Inc. and Apex Systems Integrators being up to 4% per annum in excess of the Royal Rank of Canada’s prime rate.

Notwithstanding anything herein to the contrary, in no event shall the aggregate amount owing (inclusive of interest, fees and any other amounts owing) (i) to BDC Capital or any successor or replacement lender at any time exceed $1,700,000, (ii) to Royal Bank of Canada or any successor or replacement lender at  any time exceed $2,750,000 or (iii) to all lenders to the Company and its direct and indirect subsidiaries and affiliates (including Silicon Valley Bank and any successor or replacement lender) at any time to exceed $11,800,000.  Any potential increases over the above amounts owing shall not occur without the prior consent of Sigma Opportunity Fund and under no circumstances shall there be any required cash redemption for a breach of this covenant.

In consideration of the forgoing waivers made by the Sigma Opportunity Fund in this Section, effective as of the closing for the SPA, the Dividend Rate (as defined in the Certificate of Designations) shall be 20% and the definition of Breach Event included in the Certificate of Designations shall include any default hereunder, under the loan documentation with any lender to the Company, its subsidiaries or affiliates, and any breach or default under any agreement relating to the acquisition of Apex, including, without limitation, the SPA and Convertible Note.  The parties shall negotiate in good faith until August 15, 2012 relating to any other changes to the Certificate of Designations that the parties may wish to agree upon in order to protect the interests of the holders of the Series C Preferred Stock and the Company shall file such mutually agreeable amended Certificate of Designations within two weeks thereafter.  If the parties are unable to agree as to the form of revised Certificate of Designations within such period, the Company shall amend the Certificate of Designations within two weeks thereafter as set forth in the first sentence of this paragraph and previously committed options to purchase common stock shall be issued (not to exceed 100,000 shares) at the then fair market value (being the closing price on the day prior to issuance) per share pursuant to the Company’s equity compensation plan, thereby causing the Conversion Value (as defined in the Certificate of Designations) of the Series C Preferred Stock to be reset to such fair market value.   Notwithstanding anything to the contrary in this Agreement, the Sigma Opportunity Fund shall still be entitled to any adjustments contained in Section 5(h) of the Certificate of Designations  (if any) that may arise as result of the stock issuances contemplated by the SPA and/or the Convertible Note or otherwise.  The Company represents that the amendment to the Certificate of Designations shall not require the consent of any third party, including the holders of any other preferred stock of the Company, and that the transactions contemplated by this Agreement do not conflict with, and shall not cause any default under, the terms of any other contract or agreement of the Company, including any certificates of designation for preferred stock.

4.
Issuance of Common Stock. In consideration of the agreement to delay exercise of its demand registration right set forth in Section 1 of this Agreement, as soon as possible after execution hereof, but in no event later than 15 days after execution, the Company shall issue to (i) the Sigma Opportunity Fund 272,727 shares of its Common Stock, (ii) Sigma Advisors 25,000 shares of its Common Stock, and (iii) Donald W. Rowley 27,273 shares of its Common Stock and the issuance of the aforementioned shares shall be considered Exempt Issuances under Section 5(h) of the Certificate of Designations. The company may amend the Certificate of Designations to include the shares being issued pursuant this Section in the definition of Exempt Issuances.

5.
Amendment of the Certificate of Designations. Sigma Opportunity Fund and Donald W. Rowley being the holders of 100% of the Company’s outstanding Series C Preferred each consent to the amending of the Certificate of Designations as set forth herein.

6.
Interest Rate of AP Amount. The Company, Donald W. Rowley and Sigma Opportunity Fund agree that upon the increase of the Dividend Rate of the Company’s Series C Preferred, the interest rate on the balance of the AP Amount (as defined in the June 30, 2011 Agreement) shall increase to 25% per annum.

7.
Waiver.  The Sigma Opportunity Fund waives any non-compliance of the Exchange Agreement that may have occurred with respect to (i) the payment of $349,986.34 in interest payments paid in 2011 with respect to the Accounts Payable Obligation (as defined in the Exchange Agreement) and (ii) the payment of $327,631.37 in interest payments paid during 2011 to David Rifkin.

8.
Full Force and Effect.   Except as expressly and specifically set forth herein, this Agreement shall not be deemed to be a waiver, amendment or modification of any provisions of the Exchange Agreement, Certificate of Designations, the Investor Rights Agreement or the Advisory Services Agreement or any right, power or remedy of Sigma or constitute a waiver of any provision of these  Agreements or Certificate of Designations (except to the extent expressly and specifically herein set forth), or any other document, instrument and/or agreement executed or delivered in connection therewith and any other agreement to which the parties to this Agreement may be parties to, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder.

9.
Counterparts.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to any other party, it being understood that all parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were an original thereof.

10.	Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of New York without giving effect to the rules governing the conflicts of law.

11.
Amendments.  This Agreement and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

12.	Severability. The invalidity or unenforceability of any provision hereof will in no way affect the validity or enforceability of any other provision.

13.
Expenses.  The reasonable costs and reasonable expenses (including legal fees) incurred by Sigma Opportunity Fund or Sigma Advisors in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company promptly after demand therefor.

IN WITNESS WHEREOF, the Company and the undersigned have caused this Consent and Waiver Agreement to be executed as of the date first written above.

DECISIONPOINT SYSTEMS, INC.

By:	/s/ Nicholas R. Toms
Nicholas R. Toms
Chief Executive Officer

SIGMA OPPORTUNITY FUND II, LLC

By:	Sigma Capital Advisors, LLC
Its managing member

By:	/s/ Thom Waye
Thom Waye
Manager

SIGMA CAPITAL ADVISORS, LLC

By:	/s/ Thom Waye
Thom Waye
Manager

/s/ Donald W. Rowley
Donald W. Rowley

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